Exhibit 99.1

News Release

Impac Mortgage Holdings, Inc. Announces CFO Transition

IRVINE, Calif., May 21, 2018 (GLOBE NEWSWIRE) — Impac Mortgage Holdings, Inc. (NYSE American:IMH) (the “Company” or “Impac”) announced today that Chief Financial Officer Todd Taylor is stepping down to pursue other professional opportunities.  Mr. Taylor will remain with the Company until June 30, 2018 in order to ensure a smooth transition of responsibilities.

“On behalf of the Company and our Board of Directors, I want to thank Todd for his financial leadership and many contributions during his 14 years with the Company, and his tenure as CFO the last 10 years.  We wish him success in his new endeavors,” said Mr. George A. Mangiaracina, President of Impac Mortgage Holdings, Inc.

Today the Company also announced the appointment of Brian Kuelbs as Executive Vice President and Chief Financial Officer, effective May 21, 2018.  As CFO, Mr. Kuelbs will be responsible for overseeing financial aspects of the Company, including capital allocation, treasury services, financial planning and analysis, M&A, accounting, SEC reporting, tax and internal audit.  Mr. Kuelbs has served as Chief Financial Officer for public and privately held real estate finance companies, depository institutions and private equity backed ventures. Mr. Kuelbs joins Impac with over twenty years of leadership experience at market leading financial institutions.

Commenting on his new role, Mr. Kuelbs stated, “I’m honored to join the Impac team and look forward to helping to drive the implementation of the senior management’s vision for the Company.  Impac offers a unique opportunity to build a market leading real estate finance company delivering exceptional customer experience and value for our shareholders.”

Mr. George A. Mangiaracina, President of Impac Mortgage Holdings, Inc., commented, “Brian is the latest addition to the new senior leadership team of the Company, his hire further demonstrates our ability to attract high caliber industry professionals.   Brian brings expert capabilities across a wide range of disciplines aligned with our future growth strategies within capital markets, structured and corporate finance, treasury optimization and public and private alternative investment vehicles.  Brian and I have worked across the table from each other since the early 1990’s, and I am pleased to finally be working alongside him.”

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com